Exhibit 99.1

I-AM Capital Acquisition Company Announces Definitive Agreement with SMAAASH Entertainment, a fast-growing global virtual reality gaming and sports entertainment company

New York, NY – May 8, 2018 – I-AM Capital Acquisition Company (NASDAQ:IAM) (“I-AM Capital”), announced that it has entered into a Definitive Agreement with SMAAASH Entertainment Private Limited (“SMAAASH”), a global virtual reality gaming and sports entertainment company, headquartered in Mumbai, India. SMAAASH, which commenced operations in November 2012, is an entertainment company that connects sports, virtual and augmented reality, and dining into a highly interactive and innovative social experience for family and friends.

SMAAASH presently owns and operates over 30 family entertainment centers across India. SMAAASH which is currently going through a global expansion, owns an entertainment center in the Mall of America, Minneapolis, USA, and is in the process of opening in Dubai center which is expected this quarter. SMAAASH has a market leader position in India, and is experiencing rapid growth, expecting to grow to around 60 centers within the next two years. SMAAASH is also actively expanding to other countries including Saudi Arabia and Thailand. In fact, SMAAASH is the amongst the first such entertainment companies to be invited under Saudi Arabia’s Vision 2030, to set up a world-class entertainment center in Jeddah. Globally, SMAAASH’s entertainment centers cover an area of over 750,000 square feet, and have entertained around 5 million customers to date.

Pioneering the field of sports simulation technology, proprietary gaming and virtual reality entertainment, SMAAASH games are currently in use in 30 countries across the globe. SMAAASH Labs, the research and development hub of SMAAASH, includes an eclectic group of over 50 engineering professionals that has designed and built to-date over 60 reality and interactive games, including interactive sports experiences such as the world’s first 360 degrees cricket simulator. Sporting experiences include soccer, ice hockey and basketball. SMAAASH is also endorsed by Virat Kohli, Captain of India’s cricket team.

Today, SMAAASH is a successful brand, with customers being able to enjoy interactive sports experiences, playing thrilling games against professional athletes based on the incredible technology developed in-house. One of India’s celebrity cricketing legends, Sachin Tendulkar, is also a backer of SMAAASH.

SMAAASH is founded by Shripal Morakhia, a visionary Indian entrepreneur with a successful track record of building and selling businesses. Notably, he pioneered one of the earliest online trading companies in India in the 1990s, building Sharekhan (similar to Etrade), which he sold to Citigroup. He also built SSKI into one of India’s largest institutional financial services and investment banking firms, before selling to IDFC Bank, an Indian bank with over $159 billion in assets. He has also built and sold media businesses, to the likes of Future Group and Bertelsmann, Germany. The Honorable Governor of the State of Minnesota, Mark Dayton, has declared December 14 as “Shripal Morakhia Day,” to honor his tremendous contributions to the local communities in Minnesota, and selecting Mall of America as the first venue for establishing the SMAAASH brand in USA.

Shripal Morakhia, Founder, SMAAASH, said “SMAAASH’s mission is to engage customers physically and emotionally through the medium of aspirational play. Scientific studies have shown that ‘play’ can grow human talent and character across a lifetime. By making play celebratory and not competitive, our aim is to ensure our customers unpause their play button. SMAAASH’s innovation backed by our expertise promises to provide a memorable experience to each and every visitor.”

F. Jacob Cherian, Co-Founder and CEO of I-AM Capital said, “SMAAASH redefines sports entertainment and customer engagement with ground-breaking ideas, inspired entertainment centers and cutting-edge technology. SMAAASH is backed by a visionary entrepreneur with a tremendous track record of success, and is well positioned to tap attractive digital growth areas such as online gaming.”

In the transaction, I-AM Capital will invest net amount held-in-Trust after transaction closing fees & expenses, and any redemptions, infusing up to $49 million which will translate into a 24.5% ownership interest in SMAAASH (assuming the full $49 million is invested). SMAAASH intends to use the cash proceeds from the trust account to grow its business, fund inorganic growth initiatives, partly repay debt and for working capital; no existing stockholder of Smaaash is being cashed out in this transaction. The transaction values SMAAASH at an Enterprise Value of approximately $200 million. An investor presentation will follow with more details on the Company and transaction.

Upon closing of the transaction, I-AM Capital will change its name to SMAAASH Entertainment Inc. and transition itself from a blank check company to an operating business.

Suhel Kanuga, Co-Founder and CFO of I-AM Capital said, “The rapid growth of SMAAASH is testament to the world-class, thrilling entertainment experience it has skilfully put together, which has served 5 million customers to date. SMAAASH has also demonstrated that its model lends itself well to inorganic growth and a global expansion strategy, with SMAAASH having the ability to infuse its technology-rich experience to entertain customers worldwide.”

About I-AM Capital:

I-AM Capital, Co-Founded and led by CEO F. Jacob Cherian and CFO Suhel Kanuga, is a blank check company, also commonly referred to as a Special Purpose Acquisition Company, or SPAC, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. The Company raised $52.7 million in its IPO and will focus its efforts to identify a target business and will not be limited to a particular industry or geographic region, although it intends to focus its search on target businesses with a connection in India.

About SMAAASH Entertainment Pvt. Ltd.:

SMAAASH is a global entertainment company offering interactive sports experiences and virtual reality gaming technology, headquartered in Mumbai India. SMAAASH is founded by Shripal Morakhia, a visionary Indian entrepreneur. SMAAASH operates world-class entertainment centers across over 30 locations in India, and one international center in the U.S. SMAAASH’s core concept is to offer an interactive, immersive and fun experience to customers at its centers, blending Augmented Reality and Virtual Reality and other games, indoor sports simulation entertainment, and attractive food and beverage options, customized to the tastes and preferences of a diverse set of customers across age groups, genders and backgrounds, including corporate customers, families, friends and children. More information about SMAAASH can be found on www.smaaash.in and www.smaaashusa.com.

THIS PRESS RELEASE CONTAINS ONLY A BRIEF DESCRIPTION OF THE PROPOSED TRANSACTION. IT IS NOT A REQUEST FOR OR SOLICITATION OF A PROXY. IN CONNECTION WITH THE PROPOSED TRANSACTION, I-AM CAPITAL INTENDS TO FILE A PROXY STATEMENT ON SCHEDULE 14A AND OTHER RELEVANT MATERIALS WITH THE SECURITIES AND EXCHANGE COMMISSION, OR SEC. STOCKHOLDERS OF I-AM CAPITAL ARE URGED TO READ I-AM CAPITAL’S PROXY STATEMENT AND ALL OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. A DEFINITIVE PROXY STATEMENT WILL BE SENT TO I-AM CAPITAL’S STOCKHOLDERS SEEKING THEIR APPROVAL OF THE PROPOSED TRANSACTION. I-AM CAPITAL’S STOCKHOLDERS WILL BE ABLE TO OBTAIN THESE DOCUMENTS (WHEN AVAILABLE) FREE OF CHARGE AT THE SEC’S WEB SITE, HTTP://WWW.SEC.GOV. IN ADDITION, THEY MAY OBTAIN FREE COPIES OF THESE BY CONTACTING I-AM CAPITAL’S SECRETARY, AT 1345 AVENUE OF THE AMERICAS, 11TH FLOOR, NEW YORK, NEW YORK 10105. I-AM CAPITAL’S STOCKHOLDERS ALSO MAY READ AND COPY ANY REPORTS, STATEMENTS AND OTHER INFORMATION FILED WITH THE SEC AT THE SEC PUBLIC REFERENCE ROOM AT 100 F STREET, N.E., WASHINGTON, D.C. 20549. PLEASE CALL THE SEC AT 1-800-SEC-0330 OR VISIT THE SEC’S WEBSITE FOR FURTHER INFORMATION ON ITS PUBLIC REFERENCE ROOM.

I-AM CAPITAL, ITS DIRECTORS AND EXECUTIVE OFFICERS MAY BE DEEMED TO BE PARTICIPANTS IN THE FORTHCOMING SOLICITATION OF PROXIES FROM THE HOLDERS OF I-AM CAPITAL COMMON STOCK IN CONNECTION WITH THE PROPOSED TRANSACTION. A LIST OF THE NAMES AND OTHER INFORMATION REGARDING THE DIRECTORS AND EXECUTIVE OFFICERS OF I-AM CAPITAL IS AVAILABLE IN I-AM CAPITAL’S UPCOMING ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDING MAY 31, 2018, TO BE FILED WITH THE SEC. ADDITIONAL INFORMATION REGARDING THE INTERESTS OF SUCH POTENTIAL PARTICIPANTS WILL BE INCLUDED IN THE PROXY STATEMENT AND THE OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds thereof. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

CONTACT:

I-AM Capital Acquisition Company

sk@i-amcapital.com

212 878 3684